UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Ferguson plc
(Name of Issuer)
Ordinary Shares of 10 pence
(Title of Class of Securities)
G3421J106
(CUSIP Number)
December 31, 2023
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[  ]  Rule 13d-1(b)
[  ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON Nelson Peltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	5	SOLE VOTING POWER 794,252
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 4,190,252
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 794,252
	8	SHARED DISPOSITIVE POWER 4,190,252
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,984,504
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%*
12	TYPE OF REPORTING PERSON (See Instructions) IN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the announcement the Issuer sent to the London Stock Exchange on January 2, 2024 titled “Total Voting Rights” (the “Total Voting Rights Announcement”).

1	NAME OF REPORTING PERSON Peter W. May
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	5	SOLE VOTING POWER 196,517
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 4,190,252
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 196,517
	8	SHARED DISPOSITIVE POWER 4,190,252
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,386,769
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2%*
12	TYPE OF REPORTING PERSON (See Instructions) IN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Matthew Peltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	5	SOLE VOTING POWER 219,373
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 219,373
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 219,373
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON (See Instructions) IN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Edward P. Garden
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	5	SOLE VOTING POWER 248,657
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 248,657
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 248,657
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON (See Instructions) IN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Fund Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 4,190,252
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 4,190,252
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,190,252
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%*
12	TYPE OF REPORTING PERSON (See Instructions) IA

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Fund Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 4,190,252
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 4,190,252
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,190,252
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.1%*
12	TYPE OF REPORTING PERSON (See Instructions) OO

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Investors Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%*
12	TYPE OF REPORTING PERSON (See Instructions) IA

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Investors 1, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 428,213
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 428,213
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 428,213
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 621,496
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 621,496
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 621,496
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners Parallel Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 204,863
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 204,863
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,863
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-A GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 168,627
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 168,627
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,627
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-N, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 888,806
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 888,806
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 888,806
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners Fund (Sub)-G, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 87,110
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 87,110
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-G II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 204,558
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 204,558
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 204,558
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-G III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-K, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 258,127
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 258,127
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 258,127
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON (See Instructions) PN

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

1	NAME OF REPORTING PERSON Trian Partners Co-Investment Opportunities Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
	5	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 150,002
EACH REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 150,002
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,002
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%*
12	TYPE OF REPORTING PERSON (See Instructions) OO

* This calculation is based upon 203,307,537 Ordinary Shares outstanding as of December 31, 2023, as reported in the Total Voting Rights Announcement.

Item 1(a): Name of Issuer:
The name of the issuer is Ferguson plc (the “Issuer”).
Item 1(b): Address of Issuer’s Principal Executive Offices:
The Issuer’s principal executive office is located at 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS, United Kingdom.
Item 2(a): Name of Person Filing:
The persons filing this statement are Trian Investors 1, L.P., a Guernsey limited partnership (“Trian Investors”), Trian Partners, L.P., a Delaware limited partnership (“Trian Onshore”), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership (“Trian Offshore”), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership (“Parallel Fund”), Trian Partners Strategic Investment Fund-A, L.P., a Delaware limited partnership (“Strategic Fund-A”), Trian Partners Strategic Investment Fund-A GP, L.P., (“Strategic Fund-A GP”), Trian Partners Strategic Investment Fund-N, L.P., a Delaware limited partnership (“Strategic Fund-N”), Trian Partners Fund (Sub)-G, L.P., a Delaware limited partnership (“Fund G”), Trian Partners Strategic Fund-G II, L.P., a Delaware limited partnership (“Strategic Fund-G II”), Trian Partners Strategic Fund-G III, L.P., a Delaware limited partnership (“Strategic Fund-G III”), Trian Partners Strategic Fund-K, L.P., a Delaware limited partnership (“Strategic Fund-K”) and Trian Partners Co-Investment Opportunities Fund, Ltd., a Cayman Islands exempted company with limited liability (“Co-Investment Fund”, and collectively with Trian Investors, Trian Onshore, Trian Offshore, Parallel Fund, Strategic Fund-A, Strategic Fund-A GP, Strategic Fund-N, Fund G, Strategic Fund-G II, Strategic Fund-G III, Strategic Fund-K and Co-Investment Fund, the “Trian Funds”), Trian Fund Management, L.P., a Delaware limited partnership (“Trian Management”), Trian Investors Management, LLC, a Delaware limited liability company (“Trian Investors Management”) and Trian Fund Management GP, LLC, a Delaware limited liability company (“Trian Management GP” and together with Trian Management, Trian Investors Management and the Trian Funds, the “Trian Entities”), Nelson Peltz, Peter W. May, Matthew Peltz, and Edward P. Garden (the Trian Entities and Messrs. N. Peltz, May, M. Peltz and Garden are sometimes hereinafter referred to collectively as the “Reporting Persons”).
Trian Management GP is the general partner of Trian Management, which serves as the management company for each of the Trian Funds, other than Trian Investors.  Trian Investors Management, which is is a wholly owned subsidiary of Trian Management, serves as the investment manager for Trian Investors.  Each of Trian Management GP, Trian Management, Nelson Peltz and Peter W. May, by virtue of their relationships to the Trian Funds, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Act”)), the Ordinary Shares (as defined in Item 2(d) below) that each of the Trian Funds directly and beneficially owns.  Trian Investors Management, as the investment manager for Trian Investors, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the Ordinary Shares that Trian Investors directly and beneficially owns. In addition to the Ordinary Shares held by the Trian Funds, each of Nelson Peltz, Peter W. May, Matthew Peltz and Edward P. Garden hold certain Ordinary Shares, either directly or through estate planning vehicles, over which each individual has sole voting and dispositive power. The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit I, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Act.
Item 2(b):	Address of Principal Business Office or, if None, Residence:
The address of the principal business office of each of the Trian Entities is 280 Park Ave, 41st Floor, New York, New York 10017, except that the principal business address of Trian Investors is PO Box 286, Floor 2, Trafalgar Court, Les Banques, St. Peter Port, Guernsey, GY1 4LY, and the principal business address of Trian Offshore and Co-Investment Fund is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The principal business address of each of Messrs. N. Peltz, May, M. Peltz, and Garden is 223 Sunset Avenue, Suite 150, Palm Beach, Florida 33480.
Item 2(c): Citizenship:
Each of the Trian Entities are Delaware limited partnerships, except that Trian Management GP is a Delaware limited liability company, Trian Investors is a Guernsey limited partnership, Trian Offshore is a Cayman Islands limited partnership, and Co-Investment Fund is a Cayman Island exempted company with limited liability. Messrs. N. Peltz, May, M. Peltz, and Garden are United States citizens.

Item 2(d): Title of Class of Securities:
Ordinary Shares of 10 pence (“Ordinary Shares”).
Item 2(e): CUSIP Number:
                           G3421J106
Item 3:	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
A.	[ ] Broker or dealer registered under Section 15 of the Act;
B.	[ ] Bank as defined in Section 3(a)(6) of the Act;
C.	[ ] Insurance Company as defined in Section 3(a)(19) of the Act;
D.	[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;
E.	[ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E;
F.	[ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F);
G.	[ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);
H.	[ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;
I.	[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
J.	[ ] Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
K.	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4:	Ownership:

The percentages used herein are calculated based upon 203,307,537 Ordinary Shares issued and outstanding as of December 31, 2023, as reported in the announcement sent to the London Stock Exchange on January 2, 2024, titled “Total Voting Rights.”.

As of the close of business on December 31, 2023:

1. Nelson Peltz
(a) Amount beneficially owned: 4,984,504
(b) Percent of class: 2.5%
(c)Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 794,252
(ii) Shared power to vote or direct the vote: 4,190,252
(iii) Sole power to dispose or direct the disposition: 794,252
(iv) Shared power to dispose or direct the disposition: 4,190,252

2. Peter W. May
(a) Amount beneficially owned: 4,386,769
(b) Percent of class: 2.2%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 196,517
(ii) Shared power to vote or direct the vote: 4,190,252
(iii) Sole power to dispose or direct the disposition: 196,517
(iv) Shared power to dispose or direct the disposition: 4,190,252

3. Matthew Peltz
(a) Amount beneficially owned: 219,373
(b) Percent of class: 0.1%
(c) Number of shares as to which the person has:
(i) Sole power to vote or direct the vote: 219,373
(ii) Shared power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 219,373
(iv) Shared power to dispose or direct the disposition: 0

4. Edward P. Garden
(a) Amount beneficially owned: 248,657
(b) Percent of class: 0.1%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 248,657
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 248,657
(iv) Shared power to dispose or direct the disposition: 0

5. Trian Fund Management, L.P.
(a) Amount beneficially owned: 4,190,252
(b) Percent of class: 2.1%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 4,190,252
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 4,190,252

6. Trian Fund Management, GP LLC
(a) Amount beneficially owned: 4,190,252
(b) Percent of class: 2.1%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 4,190,252
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 4,190,252

6. Trian Investors Management, LLC
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

7. Trian Investors 1, L.P.
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

8. Trian Partners, L.P.
(a) Amount beneficially owned: 428,213
(b) Percent of class: 0.2%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 428,213
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 428,213

9. Trian Partners Master Fund, L.P.
(a) Amount beneficially owned: 621,496
(b) Percent of class: 0.3%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 621,496
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 621,496

10. Trian Partners Parallel Fund I, L.P.
(a) Amount beneficially owned: 204,863
(b) Percent of class: 0.1%
(c)(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 204,863
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 204,863

11. Trian Partners Strategic Investment Fund-A, L.P.
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

12. Trian Partners Strategic Investment Fund-A GP, L.P.
(a) Amount beneficially owned: 168,627
(b) Percent of class: 0.1%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 168,627
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 168,627

13. Trian Partners Strategic Investment Fund-N, L.P.
(a) Amount beneficially owned: 888,806
(b) Percent of class: Less than 0.4%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 888,806
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 888,806

14. Trian Partners Fund (Sub)-G, L.P.
(a) Amount beneficially owned: 87,110
(b) Percent of class: Less than 0.0%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 87,110
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 87,110

15. Trian Partners Strategic Fund-G II, L.P.
(a) Amount beneficially owned: 204,558
(b) Percent of class: 0.1%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 204,558
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 204,558

16. Trian Partners Strategic Fund-G III, L.P.
(a) Amount beneficially owned: 0
(b) Percent of class: 0.0%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

17. Trian Partners Strategic Fund-K, L.P.
(a) Amount beneficially owned: 258,127
(b) Percent of class: 0.1%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 258,127
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 258,127

18. Trian Partners Co-Investment Opportunities Fund, Ltd.
(a) Amount beneficially owned: 150,002
(b) Percent of class: 0.1%
(c) Number of shares as to which the person has: (i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 150,002
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 150,002

Item 5:	Ownership of Five Percent or Less of a Class:

If this statment is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6:	Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not Applicable

Item 8:	Identification and Classification of Members of the Group:
Not Applicable

Item 9:	Notice of Dissolution of Group:
Not Applicable

Item10:	Certifications:
Not Applicable

SIGNATURES
 After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

TRIAN FUND MANAGEMENT, L.P.
By:	Trian Fund Management GP, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN FUND MANAGEMENT GP, LLC

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN INVESTORS MANAGEMENT, LLC

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	President

TRIAN INVESTORS 1, L.P.

By:	/s/Linda Johnson
	Name:	Linda Johnson
	Title:	Joint Liquidator (acting as agent only and without personal liability)

TRIAN PARTNERS, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS MASTER FUND, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS PARALLEL FUND I, L.P.
By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-A, L.P.
By:	Trian Partners Strategic Investment Fund-A GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-A General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-A GP, L.P.

By:	Trian Partners Strategic Investment Fund-A General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-N, L.P.
By:	Trian Partners Strategic Investment Fund-N GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-N General Partner, LLC., its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-K, L.P.
By:	Trian Partners Strategic Fund-K GP, L.P., its general partner

By:	Trian Partners Strategic Fund-K General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS FUND (SUB)-G, L.P.
By:	Trian Partners Investment Fund-G GP, L.P., its general partner

By:	Trian Partners Investment Fund-G General Partner, LLC, its general partner

By:	/s/Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-G II, L.P.
By:	Trian Partners Strategic Fund-G II GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G II General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-G III, L.P.
By:	Trian Partners Strategic Fund-G III GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G III General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS CO-INVESTMENT OPPORTUNITIES FUND, LTD.

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Director

/s/ Nelson Peltz Nelson Peltz

/s/ Peter W. May Peter W. May

/s/ Matthew Peltz Matthew Peltz

/s/ Edward P. Garden Edward P. Garden

   Exhibit I
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares of Ferguson plc and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 14th day of February 2024.
Dated: February 14, 2024

TRIAN FUND MANAGEMENT, L.P.
By:	Trian Fund Management GP, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN FUND MANAGEMENT GP, LLC

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN INVESTORS MANAGEMENT, LLC

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	President

TRIAN INVESTORS 1, L.P.

By:	/s/Linda Johnson
	Name:	Linda Johnson
	Title:	Joint Liquidator (acting as agent only and without personal liability)

TRIAN PARTNERS, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS MASTER FUND, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS PARALLEL FUND I, L.P.
By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-A, L.P.
By:	Trian Partners Strategic Investment Fund-A GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-A General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-A GP, L.P.

By:	Trian Partners Strategic Investment Fund-A General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-N, L.P.
By:	Trian Partners Strategic Investment Fund-N GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-N General Partner, LLC., its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-K, L.P.
By:	Trian Partners Strategic Fund-K GP, L.P., its general partner

By:	Trian Partners Strategic Fund-K General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS FUND (SUB)-G, L.P.
By:	Trian Partners Investment Fund-G GP, L.P., its general partner

By:	Trian Partners Investment Fund-G General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-G II, L.P.
By:	Trian Partners Strategic Fund-G II GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G II General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-G III, L.P.
By:	Trian Partners Strategic Fund-G III GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G III General Partner, LLC, its general partner

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS CO-INVESTMENT OPPORTUNITIES FUND, LTD.

By:	/s/ Peter W. May
	Name:	Peter W. May
	Title:	Director

/s/ Nelson Peltz Nelson Peltz

/s/ Peter W. May Peter W. May

/s/ Matthew Peltz Matthew Peltz

/s/ Edward P. Garden Edward P. Garden